Ex. 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Document number P96000086882)

*     *     *

Pursuant to the provisions of section 607.1006, Florida Statutes, American Electric Technologies, Inc. (the “Corporation”) adopts the following amendment to its Articles of Incorporation. This amendment was adopted on July 17, 2019 by the shareholders of the Corporation.  The number of votes cast by the common shareholders and Series A Convertible Preferred shareholders, voting as a single group, the only group entitled to vote, was sufficient for approval.

The first sentence of Article 3 of the Articles of Incorporation is amended to read as follows:

The total amount of capital stock which this Corporation has the authority to issue is as follows:

300,000,000 shares of Common Stock, $.001 par value per share; and 1,000,000 shares of Preferred Stock, $.001 par value per share.

.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:      s/Joel Bernstein

           Joel Bernstein

           Secretary

July 17, 2019

H190002160693